Exhibit 99.(d)(iii)

AMENDED SCHEDULE B

to Investment Advisory and Administration Agreement

for Schwab Annuity Portfolios

The Fees listed below are for services provided under this Agreement and are to be accrued daily and paid monthly in arrears:

Fund	Fee

Schwab Government Money Market Portfolio	Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.

Schwab MarketTrack Growth Portfolio II	Forty-four one-hundredths of one percent (0.44%) of the Fund’s average daily net assets not in excess of $500 million and thirty- nine one-hundredths of one percent (0.39%) of such net assets over $500 billion.

Schwab VIT Balanced Portfolio	Forty-five one-hundredths of one percent (0.45%) of the Fund’s average daily net assets.

Schwab VIT Balanced with Growth Portfolio	Forty-five one-hundredths of one percent (0.45%) of the Fund’s average daily net assets.

Schwab VIT Growth Portfolio	Forty-five one-hundredths of one percent (0.45%) of the Fund’s average daily net assets.

SCHWAB ANNUITY PORTFOLIOS

	By:	/s/ Mark D. Fischer
Name: Mark D. Fischer
Title: Treasurer and Chief Financial Officer

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

	By:	/s/ Jonathan de St Paer
Name: Jonathan de St Paer
Title: President

Dated: September 24, 2020

B-1